March 21, 2023

Array Technologies, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2022 – Delivers full year revenue increase of 92% from 2021 to $1.6 billion, exiting the year with Fourth Quarter 2022 gross margin of 20.0%

Fourth Quarter 2022 Financial Highlights
•Revenue of $402.1 million
•Net loss to common stockholders of $17.3 million
•Adjusted EBITDA(1) of $51.7 million
•Basic and diluted net loss per share of $0.11
•Adjusted diluted net income per share(1) of $0.10
•Executed contracts and awarded orders at December 31, 2022 totaling $1.9 billion

Full Year 2022 Financial Highlights
•Revenue of $1,638 million
•Net loss to common stockholders of $43.6 million
•Adjusted EBITDA(1) of $128.7 million
•Basic and diluted net loss per share of $0.29
•Adjusted diluted net income per share(1) of $0.38

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions, software and services for utility-scale solar energy projects, today announced financial results for its fourth quarter and full year ended December 31, 2022.

“I am pleased to announce that our 2022 results finished at the high-end of our preliminary ranges. Accordingly, revenue, adjusted EBITDA, and adjusted EPS all exceeded the midpoint of our full year guidance range as we had a very strong close out to our year,” said Kevin Hostetler, Chief Executive Officer. “As we enter 2023, we do so with an incredible amount of momentum: our $1.9 billion orderbook is priced to support long-term sustainability of our high teens to low twenties margin range. The significant amount of cashflow produced in the second half of 2022 solidifies our liquidity position and dramatically improves our leverage position. And, finally, with the launch of OmniTrack and the availability of the STI H250 in the U.S., coupled with an expanded SmarTrack software powering all of our product lines, we have what we believe to be the strongest tracker hardware and software product portfolio in the industry. Against that backdrop, our team remains focused on execution in our domestic and international markets, and we look towards further operational and financial improvements, which you can see embedded in our expectations for 2023. As a reminder, our guidance does not assume any potential benefits from the IRA related to the domestic content provision and the tracker manufacturing credits, meaning we view both as being additive to results in 2023 if resolution is reached on either topic. Regardless of the timing of those benefits, Array is well positioned as a key player in the global utility-scale solar supply chain, and we are working closely with our customers every day to provide them with premium products and services to fulfill their specified project needs,” concluded Mr. Hostetler.

Fourth Quarter 2022 Financial Results
Revenues increased 83% to $402.1 million, compared to $219.9 million for the prior-year period, primarily driven by a higher Average Selling Price for our Array Duratrack product and the acquisition of STI, which contributed $132.5 million in the quarter.

Gross profit increased 683% to $80.5 million compared to $10.3 million in the prior year period, driven by the increase in volume both from the acquisition of STI as well as our organic growth. Gross margin increased to 20.0% from 4.7% driven by a larger portion of higher priced contracts and the addition of STI.

Operating expenses increased to $64.2 million compared to $30.3 million during the same period in the prior year. The higher expense is primarily related to a $24.7 million increase in amortization expense related to the STI acquisition. The remaining increase represents the additional operating expenses from the STI business as well as higher headcount related costs to support the Company’s growth and innovation.

Net loss to common stockholders was $17.3 million compared to a net loss to common stockholders of $32.1 million during the same period in the prior year, and basic and diluted loss per share were $0.11 compared to basic and diluted loss per share of $0.24 during the same period in the prior year.

Adjusted EBITDA increased to $51.7 million, compared to $0.5 million for the prior-year period.

Adjusted net income was $15.0 million compared to adjusted net loss of $7.8 million during the same period in the prior year and adjusted basic and adjusted diluted net income per share was $0.10 compared to adjusted diluted net loss per share of $0.06 during the same period in the prior year.

Full Year 2022 Financial Results
Revenues increased 92% to $1,637.5 million, compared to $853.3 million for the prior-year period, driven by an organic increase of $414.6 million, or 49%, driven by both an increase in the total number of MWs shipped and an increase in ASP. Revenue growth was also driven by the acquisition of STI Norland which contributed revenue of $369.7 million.

Gross profit increased 174% to $227.3 million, compared to $82.9 million in the prior year period, driven by the increase in volume both from the acquisition of STI as well as our organic growth. Gross margin increased to 13.9% from 9.7% driven by a larger portion of higher priced contracts and the addition of STI.

Operating expenses increased 128% to $245.4 million compared to $107.6 million during the same period in the prior year. The higher expense is primarily related to a $74.7 million increase in amortization expense related to the STI acquisition. The remaining increase represents the additional operating expenses from the STI business as well as higher headcount related costs to support the Company’s growth and innovation.

Net loss to common stockholders was $43.6 million compared to a net loss of $66.1 million during the same period in the prior year, and basic and diluted loss per share were $0.29 compared to basic and diluted loss per share of $0.51 during the same period in the prior year.

Adjusted EBITDA increased to $128.7 million, compared to $43.2 million for the prior-year period.

Adjusted net income was $57.3 million compared to adjusted net income of $8.7 million during the same period in the prior year and adjusted basic and diluted net income per share was $0.38 compared to adjusted diluted net income per share of $0.07 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at December 31, 2022 were $1.9 billion, with $1.4 billion from our Array Legacy Operations segment and $0.5 billion from STI Norland.

Full Year 2023 Guidance
For the year ending December 31, 2023, the Company expects:
•Revenue to be in the range of $1,800 million to $1,950 million
•Adjusted EBITDA(4) to be in the range of $240 million to $265 million
•Adjusted net income per share(4) to be in the range of $0.75 to $0.85

(4) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2023 guidance, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information
Array management will host a conference call to discuss their fourth quarter and full year 2022 financial results on March 21, 2023, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing (877)-451-6152 (domestic) or 1-201-389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412)-317-6671. The passcode for the live call and the replay is 13735768. The replay will be available until 11:59 p.m. (ET) on April 4, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; on March 25, 2022, the Department of Commerce initiated a circumvention inquiry on the anti-dumping duty and countervailing duty orders related to crystalline silicone photovoltaic cells, which inquiry presents risks and uncertainty that are difficult to predict and accordingly the ranges provided assume no material negative impact resulting from such inquiry; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; uncertain credit and global financial markets, including rising inflation and interest rates and recent bank failures; the ongoing COVID-19 pandemic has materially and adversely affected our business and results of operations, and the duration and extent to which it will continue to adversely impact our business and results of operations remains uncertain and could be material; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) to common shareholders plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense and settlements, and (x) other costs. We define Adjusted Net Income as net income (loss) to common shareholders plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense and settlements, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$133,901	$367,670
Accounts receivable, net	421,183	236,009
Inventories, net	233,159	205,653
Income tax receivables	3,532	9,052
Prepaid expenses and other	39,434	33,649
Total current assets	831,209	852,033

Property, plant and equipment, net	23,174	10,692
Goodwill	416,184	69,727
Other intangible assets, net	386,364	174,753
Deferred tax assets	16,466	9,345
Other assets	32,655	26,429
Total assets	$1,706,052	$1,142,979

LIABILITIES, REDEEMABLE PERPETUAL PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$170,430	$92,002
Accrued expenses and other	54,895	38,494
Accrued warranty reserve	3,690	3,192
Income tax payable	6,881	60
Deferred revenue	178,922	99,575
Current portion of contingent consideration	1,200	1,773
Current portion of debt	38,691	4,300
Other current liabilities	10,553	5,909
Total current liabilities	465,262	245,305

Deferred tax liability	72,606	—
Contingent consideration, net of current portion	7,387	12,804
Other long-term liabilities	14,808	5,557
Long-term warranty	1,786	—
Long-term debt, net of current portion	720,352	711,056
Total liabilities	1,282,201	974,722

Commitments and contingencies

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited) (continued)
(in thousands, except per share and share amounts)

	December 31,
	2022	2021
Series A Redeemable Perpetual Preferred Stock: $0.001 par value; 500,000 shares authorized; 406,000 and 350,000 issued, respectively; liquidation preference of $400.0 million and $350.0 million, respectively	299,570	237,462

Stockholders’ equity (deficit)
Preferred stock $0.001 par value; 4,500,000 shares authorized; none issued	—	—
Common stock $0.001 par value; 1,000,000,000 shares authorized; 150,513,104 and 135,026,940 issued, respectively	150	135
Additional paid-in capital	383,176	202,562
Accumulated deficit	(267,470)	(271,902)
Accumulated other comprehensive income	8,425	—
Total stockholders’ equity (deficit)	124,281	(69,205)
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity (deficit)	$1,706,052	$1,142,979

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$402,071	$219,876	$1,637,546	$853,318
Cost of revenue	321,551	209,587	1,410,270	770,459
Gross profit	80,520	10,289	227,276	82,859

Operating expenses
General and administrative	37,713	22,695	150,777	80,974
Contingent consideration	1,474	1,625	(4,507)	2,696
Depreciation and amortization	24,984	5,981	99,139	23,930
Total operating expenses	64,171	30,301	245,409	107,600

Income (loss) from operations	16,349	(20,012)	(18,133)	(24,741)

Other income (expense)
Other income (expense), net	2,816	(408)	2,789	(905)
Legal settlement	—	—	42,750	—
Foreign currency gain (loss)	(813)	—	1,155	—
Interest expense	(9,804)	(6,706)	(33,513)	(35,475)
Total other income (expense)	(7,801)	(7,114)	13,181	(36,380)

Income (loss) before income tax benefit	8,548	(27,126)	(4,952)	(61,121)
Income tax (benefit) expense	13,799	(5,225)	(9,384)	(10,718)
Net income (loss)	(5,251)	(21,901)	4,432	(50,403)
Preferred dividends and accretion	12,009	10,236	48,054	15,715
Net income (loss) to common shareholders	$(17,260)	$(32,137)	$(43,622)	$(66,118)

Loss per common share
Basic	$(0.11)	$(0.24)	$(0.29)	$(0.51)
Diluted	$(0.11)	$(0.24)	$(0.29)	$(0.51)

Weighted average common shares outstanding
Basic	150,463	134,991	149,819	129,984
Diluted	150,463	134,991	149,819	129,984

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$(5,251)	$(21,901)	$4,432	$(50,403)
Adjustments to net income (loss):
Provision for (recovery of) bad debts	1,939	107	2,599	(467)
Deferred tax (benefit) expense	(3,362)	(3,066)	(31,565)	(10,102)
Depreciation and amortization	26,102	6,492	101,059	25,946
Amortization of debt discount and issuance costs	1,854	1,383	6,857	15,036
Equity-based compensation	3,305	2,051	14,982	13,757
Contingent consideration	1,474	1,625	(4,507)	2,696
Warranty provision	2,098	211	6,439	516
Provision for inventory obsolescence	1,474	336	(859)	990
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	62,052	(66,008)	(76,984)	(116,848)
Inventories	35,143	(32,863)	20,870	(88,184)
Income tax receivables	9,221	(1,570)	5,611	8,106
Prepaid expenses and other	2,795	(15,456)	19,124	(21,226)
Accounts payable	(29,406)	6,689	12,667	7,015
Accrued expenses and other	(42,534)	7,450	(1,263)	9,133
Warranty payments	373	—	—	—
Income tax payable	(3,706)	(569)	(755)	(8,754)
Lease liabilities	1,870	(116)	3,784	221
Deferred revenue	24,230	17,855	59,002	(50,619)
Net cash provided by (used in) operating activities	89,671	(97,350)	141,493	(263,187)

Investing activities:
Purchase of property, plant and equipment	(3,931)	(1,105)	(10,619)	(3,357)
Acquisition of STI, net of cash acquired	—	—	(373,818)	—
Investment in equity security	—	—	—	(11,975)
Net cash used in investing activities	(3,931)	(1,105)	(384,437)	(15,332)

Financing activities:
Proceeds from Series A issuance	—	—	33,098	224,987

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Proceeds from common stock issuance	—	—	15,885	120,645
Series A equity issuance costs	(726)	—	(1,893)	(7,195)
Common stock issuance costs	—	—	(450)	(3,873)
Dividends paid on Series A Preferred	—	(8,051)	(18,670)	(8,051)
Payments on revolving credit facility	—	(24,033)	(116,000)	(126,033)
Proceeds from revolving credit facility	—	24,033	116,000	126,033
Proceeds from issuance of other debt	10,280	—	20,188	—
Proceeds from issuance of convertible notes	—	413,321	—	413,321
Premium paid on capped call	—	(52,870)	—	(52,870)
Fees paid on issuance of convertible notes	—	(1,591)	—	(1,591)
Principal payments on term loan facility	(11,075)	(1,075)	(14,300)	—
Principal payments on other debt	(23,185)	—	(23,935)	(133,225)
Contingent consideration	—	—	(1,483)	(7,810)
Debt issuance costs	—	—	—	(6,590)
Net cash provided by (used in) financing activities	(24,706)	349,734	8,440	537,748
Effect of exchange rate changes on cash and cash equivalent balances	10,089	—	735	—
Net change in cash and cash equivalents	71,123	251,279	(233,769)	259,229
Cash and cash equivalents, beginning of period	62,778	116,391	367,670	108,441
Cash and cash equivalents, end of period	$133,901	$367,670	$133,901	$367,670

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)

The following table reconciles Net Income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(5,251)	$(21,901)	$4,432	$(50,403)
Preferred dividends and accretion	12,009	10,236	48,054	15,715
Net loss to common shareholders	$(17,260)	$(32,137)	$(43,622)	$(66,118)
Other income (expense), net	(2,816)	408	(2,789)	905
Legal settlement(a)	—	—	(42,750)	—
Foreign currency (gain) loss	813	—	(1,155)	—
Preferred dividends and accretion	12,009	10,236	48,054	15,715
Interest expense	9,804	6,706	33,513	35,475
Income tax (benefit) expense	13,799	(5,225)	(9,384)	(10,718)
Depreciation expense	704	614	2,571	2,439
Amortization of intangibles	24,667	5,877	98,188	23,507
Equity-based compensation	3,091	2,052	14,768	16,323
Contingent consideration	1,474	1,625	(4,507)	2,696
Legal expense(b)	984	1,549	5,990	2,574
M&A(c)	(206)	3,125	10,564	4,867
Other costs (d)	4,635	5,623	19,291	15,553
Adjusted EBITDA	$51,698	$453	$128,732	$43,218
.

(a) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.

(b) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) Represents fees related to the acquisition of STI Norland.

(d) For the three months ended December 31, 2022, other costs represent (i) $1.4 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $1.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $1.4 million of executive transition and payroll related costs that we do not anticipate repeating in the future. For the three months ended December 31, 2021, other costs represent (i) $5.1 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (ii) $0.5 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the twelve months ended December 31, 2022, (i) $7.2 million related to certain professional fees incurred related to integration, (ii) $6.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $5.3 million associated with the transition of CEOs as well as other one-time executive payroll related costs that we do not anticipate repeating in the future. For the twelve months ended December 31, 2021, other costs represent (i) $5.6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6.2 million

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather (iii) $2.0 million of costs associated with our IPO and Follow-on Offering (iv) $1.7 million of professional fees and payroll related costs we do not expect to incur in the future.

The following table reconciles Net Income (loss) to Adjusted Net Income (Loss):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(5,251)	$(21,901)	$4,432	$(50,403)
Preferred dividends and accretion	12,009	10,236	48,054	15,715
Net loss to common shareholders	$(17,260)	$(32,137)	$(43,622)	$(66,118)
Amortization of intangibles	24,667	5,877	98,188	23,507
Amortization of debt discount and issuance costs	1,854	1,039	6,858	15,036
Preferred accretion	6,009	4,805	23,249	7,489
Equity based compensation	3,091	2,052	14,768	16,323
Contingent consideration	1,474	1,625	(4,507)	2,696
Legal expense(a)	984	1,549	5,990	2,574
M&A (b)	(206)	4,740	10,564	6,482
Legal settlement(c)	—	—	(42,750)	—
Other costs(d)	4,635	5,623	19,291	15,553
Income tax expense of adjustments(e)	(10,205)	(3,669)	(30,773)	(15,473)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	—	662	—	662
Adjusted Net Income (Loss)	$15,043	$(7,834)	$57,256	$8,731

Loss per common share
Basic	$(0.11)	$(0.25)	$(0.29)	$(0.51)
Diluted	$(0.11)	$(0.25)	$(0.29)	$(0.51)
Weighted average common shares outstanding
Basic	150,463	130,146	149,819	129,984
Diluted	150,463	130,146	149,819	129,984
Adjusted income (loss) per common share
Basic	$0.10	$(0.06)	$0.38	$0.07
Diluted	$0.10	$(0.06)	$0.38	$0.07
Weighted average common shares outstanding
Basic	150,463	134,991	149,819	129,984
Diluted	151,571	134,991	150,436	130,146

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.

(d) For the three months ended December 31, 2022, other costs represent (i) $1.4 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $1.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $1.4 million of executive transition and payroll related costs that we do not anticipate repeating in the future. For the three months ended December 31, 2021, other costs represent (i) $5.1 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (ii) $0.5 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the twelve months ended December 31, 2022, (i) $7.2 million related to certain professional fees incurred related to integration, (ii) $6.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $5.3 million associated with the transition of CEOs as well as other one-time executive payroll related costs that we do not anticipate repeating in the future. For the twelve months ended December 31, 2021, other costs represent (i) $5.6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6.2 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (iii) $2.0 million of costs associated with our IPO and Follow-on Offering (iv) $1.7 million of professional fees and payroll related costs we do not expect to incur in the future.
(e) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.